Exhibit 99.1

SPEEDCOM Reports Third Quarter Results; Company Further Reduces
Operating Expenses

    SARASOTA, Fla.--(BUSINESS WIRE)--Nov. 5, 2003--SPEEDCOM Wireless Corporation (OTCBB:SPWC), a leading fixed wireless broadband solutions provider, today announced that revenues for the third quarter of 2003 were $1,273,000, compared to $868,000 in the second quarter of 2003 and $2,368,000 for the third quarter of 2002.
    Operating costs including salaries and related, general and administrative, and selling expenses decreased to $1,121,000, compared to $1,180,000 in the second quarter of 2003 and $1,389,000 in the third quarter of 2002. Net loss for the third quarter of 2003 was $1,101,000 or $.09 per share as compared to a net loss of $1,390,000 or $.10 per share in the second quarter of 2003 and a net loss of $764,000 or $.07 per share in the third quarter of 2002. Gross margin improved to 34% of net revenues in the third quarter of 2003 from 30% of net revenues in the second quarter of 2003.
    SPEEDCOM raised $700,000 during the third quarter of 2003 for operations through the sale of secured convertible notes to P-Com, Inc. with no warrants or other derivative securities issued.
    SPEEDCOM in recent months announced it had signed a definitive acquisition agreement with P-Com (OTCBB:PCOM), to enable P-Com to acquire the operating assets and certain liabilities of SPEEDCOM in exchange for approximately 67,500,000 common shares of P-Com.
    The transaction is expected to close promptly following stockholder approval. Stockholders are urged to read the proxy statement, which will be filed with the Securities and Exchange Commission and mailed to stockholders in connection with the transaction. The proxy statement will contain important information about the terms of the asset purchase agreement.
    SPEEDCOM announced during the third quarter that the Experimental Aviation Association (EAA) deployed the company's SPEEDLAN 9000 and SPEEDMesh solution at the annual EAA AirVenture, the world's premier aviation event in Oshkosh, Wisconsin. Also, SPEEDCOM and partner Regiscope reported they received the "Most Innovative New Anti-Terrorist Security Product of the Year" award at the annual National Cargo Security Council meeting in Nashville, Tennessee.
    Commenting on the third quarter, Mark Schaftlein, SPEEDCOM's CFO said, "We are encouraged by the improvement in sales for the third quarter and its positive impact on margins. We added more than twenty new customers during the quarter and had an improved backlog entering the fourth quarter. Importantly, on an operating basis, we continue to effectively manage costs and expenses, which should best position us for our strategic transaction with P-Com."
    SPEEDCOM will host an investor conference call today at 4:00 p.m. EST. The dial in number for the live November 5 conference with SPEEDCOM executive management is 973-528-0008. When dialing in, please reference the SPEEDCOM conference call, access number 1108. You may call in for a replay by dialing 973-528-0005, beginning one hour after the completion of the call and ending November 19, 2003. The access number for the replay is 1108.

    About SPEEDCOM

    SPEEDCOM Wireless Corporation is a multinational, fixed broadband wireless solutions company based in Sarasota, Florida. The company maintains additional offices in Sao Paulo, Singapore, and Shanghai. SPEEDCOM's Wave Wireless division (http://www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including SPEEDLAN 9000 wireless Ethernet routers with 128-bit AES encryption, mesh and star functionality. Enterprises including governments, private organizations, broadband Internet service providers, and telecommunication operators in more than 80 countries use SPEEDCOM's solutions to provide "backbone" and/or "last-mile" wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at http://www.speedcomwireless.com.

    This press release contains forward-looking statements that involve risks and uncertainties. The financial data provided in this press release represent actual results. Future results may differ from forward-looking statements for a number of reasons, including but not limited to, SPEEDCOM's ability to accurately estimate demand for its products, as well as factors discussed from time to time in our SEC filings (available on EDGAR or for free at http://www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

    SPEEDCOM and SPEEDLAN are registered trademarks of SPEEDCOM
Wireless Corporation.




                     SPEEDCOM WIRELESS CORPORATION
                       STATEMENTS OF OPERATIONS
                              (unaudited)

                       Three months ended         Nine months ended
                          September 30,             September 30,
                        2003        2002          2003          2002
                 -----------------------------------------------------

Net revenues        $1,272,908  $2,368,467   $3,731,747    $5,663,044
Cost of goods
 sold                  837,005   1,298,154    2,418,795     3,219,074
                 -----------------------------------------------------
Gross margin           435,903   1,070,313    1,312,952     2,443,970

Operating
 expenses:
  Salaries and
   related             509,655     666,756    1,714,323     2,385,319
  General and
   administrative      427,895     465,503    1,571,383     1,858,027
  Selling
   expenses            183,091     257,054      586,037       689,644
  Provision for
   bad debt             28,078      19,751       74,130       378,783
  Depreciation
   and
   amortization        175,741     175,524      540,053       527,617
  Severance costs           --     125,000       90,000       679,815
                 -----------------------------------------------------
                     1,324,460   1,709,588    4,575,926     6,519,205
                 -----------------------------------------------------
Loss from
 operations           (888,557)   (639,275)  (3,262,974)   (4,075,235)

Other (expense)
 income:
  Interest
   expense            (190,775)   (102,671)    (493,946)     (247,099)
  Interest income          449       3,846        8,665        55,643
  Other expense,
   net                 (22,094)    (25,576)     (25,757)      (65,530)
                 -----------------------------------------------------
                      (212,420)   (124,401)    (511,038)     (256,986)
                 -----------------------------------------------------
Net loss            (1,100,977)   (763,676)  (3,774,012)   (4,332,221)

Cumulative
 undeclared
 dividends on
 preferred stock      (251,570)         --     (251,570)           --
                 -----------------------------------------------------
Net loss
 attributable to
 common
 stockholders     $ (1,352,547) $ (763,676) $(4,025,582) $ (4,332,221)
                 =====================================================

Net loss per
 common share:
  Basic and
   diluted              $(0.09)     $(0.07)      $(0.28)       $(0.40)
                 =====================================================
Shares used in
 computing basic
 and diluted net
 loss per common
 share              14,490,664  11,432,691   14,490,664    10,839,563
                 =====================================================

    CONTACT: SPEEDCOM Wireless Corporation, Sarasota
             Gil Sharell, 941/907-2361
             gsharell@speedcomwireless.com